Exhibit 10.16
PERFORMANCE RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT
In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and (“Recipient”) hereby agree as follows:
ARTICLE I
COMPANY COVENANTS
Company hereby covenants:
1.    Award.
The Company, pursuant to the Energizer Holdings, Inc. Equity Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award (“Performance Equivalents”) of      restricted common stock equivalents (“Target Performance Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.
2.    Vesting; Payment.
Vesting of the Performance Equivalents is contingent upon achievement of performance targets for the period from through      (the “Performance Period”). Provided that such Performance Equivalents have not been forfeited pursuant to Section 5 below, a number of Performance Equivalents will vest on the date that the Company publicly releases earnings results for the third fiscal year of the Performance Period (the “Vesting/Payment Date”) as follows.
Whether and to what extent the Target Performance Equivalents shall vest shall be determined by comparing the Company’s Adjusted Cumulative Earnings Per Share (“EPS”) and Free Cash Flow as a Percentage of Sales (“FCF”) during the Performance Period. Threshold, target, and stretch performance during the Performance Period are set forth in the chart below:

Metric	Cumulative Adjusted Earnings Per Share (50%)
Performance Level	Threshold	Target	Stretch
Goal

Metric	Free Cash Flow as a Percentage of Sales (50%)
Performance Level	Threshold	Target	Stretch
Goal

Upon attainment of “threshold” performance for the Performance Period in either EPS or FCF, 25% of the Target Performance Equivalents will vest, with 50% of such Target performance Equivalents vesting upon attainment of “threshold” performance for both EPS and FCF.

Upon attainment of “target” performance for the Performance Period in either EPS or FCF, 50% of the Target Performance Equivalents will vest, with 100% of such Target performance Equivalents vesting upon attainment of “target” performance for both EPS and FCF.
Upon attainment of “stretch” performance for the Performance Period in either EPS or FCF, 100% of the Target Performance Equivalents will vest, with 200% of such Target performance Equivalents vesting upon attainment of “stretch” performance for both EPS and FCF.
In the event either EPS or FCF performance is between threshold and target or target and stretch performance for a Performance Period, the awards will proportionally vest between 25% and 50% or 50% and 100% proportionally, based upon linear interpolation with increases at 1/10th of 1% increments between each percentage. No payment under this performance goal will be made for Company performance below threshold.
For purposes of this Agreement, Adjusted Cumulative Earnings Per Share means the cumulative “diluted earnings per share” (determined in accordance with generally accepted accounting principles) as publicly reported by the Company over the Performance Period, adjusted to account for:

•
the effects of acquisitions; divestitures; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

•
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

•	any reorganization of the Company; or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

•	the exclusion of non-consolidated subsidiaries;

•	unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

•	costs associated with events such as plant closings, sales of facilities or operations; and business restructurings; or

•	unusual or extraordinary items (as reported within our external filings)
For purposes of this Agreement, Free Cash Flow as a Percentage of Sales means the Free Cash Flow generated during the Performance Period divided by the sales during the Performance Period.
For purposes of this Agreement Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. All inputs used in calculating Free Cash Flow shall be adjusted for:

•	the effects of acquisitions; divestitures; or recapitalizations;

•
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

•	any reorganization of the Company; or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

•	the exclusion of non-consolidated subsidiaries;

•	unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

•	costs associated with events such as plant closings, sales of facilities or operations; and business restructurings; or

•	unusual or extraordinary items (as reported within our external filings)
For purposes of this Agreement, Free Cash Flow as a Percentage of Sales and all relevant inputs shall be determined on a global basis for the Company.
Any adjustments under the terms of this Agreement shall be determined by the Nominating and Executive Compensation Committee of the Board of Directors of the Company (“Committee”) in its sole and absolute discretion. The Committee may also otherwise reduce or eliminate any vesting called for by the terms of this Agreement at any time in its sole and absolute discretion.
Upon vesting, as described above, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s $0.01 par value Common Stock (“Common Stock”) for each Performance Equivalent that so vests. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the Vesting/Payment Date, but in no event later than the last day of the calendar year in which the Performance Period ends. Any Performance Equivalents that are scheduled to vest on such Vesting/Payment Date that do not so vest because the threshold performance criteria related to such Performance Equivalents was not achieved shall be forfeited and the Recipient and his or her beneficiaries will have no further rights with respect thereto.
3.    Additional Cash Payment.
On the Vesting/Payment Date on which Performance Equivalents vest (or the date of transfer of accelerated Performance Equivalents pursuant to Section 4 below), the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to the Recipient between the Effective Date and such Vesting/Payment Date had vested shares of Common Stock been issued to the Recipient in lieu of the Performance Equivalents that so vested as well as any cash dividend for which the record date has passed but the payment date has not yet occurred. Such amounts shall be paid in a single lump-sum as soon as practicable following such Vesting/Payment Date or accelerated vesting payment described in Section 4, but in no event later than the last day of the calendar year in which the Vesting/Payment Date or accelerated vesting payment date occurs, or, if later than the last day of the calendar year, the 15th day of the third month following the end of the month in which such Vesting/Payment Date or accelerated payment date occurs. No interest shall be included in the calculation of such additional cash payment.
4.    Acceleration.
Notwithstanding the provisions of Section 2 above, the Target Performance Equivalents then outstanding will immediately vest in the event of the Recipient’s death.
Notwithstanding the foregoing or the provisions of Section 2 above, a Pro-Rata Portion of Equivalents then outstanding will immediately vest in the event of:

(a)	Recipient’s Disability; or

(b)
the Recipient’s voluntary Termination of Employment more than twelve (12) months after the Date of Grant and Recipient, as of the date of such Termination of Employment (i) is at least 55 years of age, and (ii) has ten (10) or more Years of Service. (together, the “Age and Service Requirements”).

Notwithstanding the foregoing or the provisions of Section 2 above, in the event of a Change of Control, the Recipient will vest in a number of Performance Equivalents equal to the greater of (A) the Target Performance Equivalents granted, or (B) the amount of Target Performance Equivalents which would have vested had the Performance Period ended on the date the Change of Control occurs based on the Committee’s determination of the extent to which performance goals with respect to that Performance Period have been met based on such audited or unaudited financial information or other information then available that the Committee deems relevant.
Upon vesting, as described in this Section 4, other than as a result of voluntary Termination of Employment upon satisfaction of the Age and Service Requirements, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock for each Performance Equivalent that so vests. Any shares so transferrable shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after the date of such accelerated vesting, but in no event later than the last day of the calendar year in which such event occurs or, if later, the 15th day of the third calendar month following the month in which such vesting event occurs.
Upon vesting, as described in this Section 4, as a result of voluntary Termination of Employment upon satisfaction of the Age and Service Requirements, the Company shall transfer to such Recipient one share of the Company’s Common Stock for each Performance Equivalent that so vests at the same time that he or she would have received such transfer if his or her employment had not terminated, in accordance with the payment terms in Section 2.
5.    Forfeiture.
All rights in and to any and all Performance Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Equivalent, which have not vested by the Vesting/Payment Date, as described in Section 2 above, or as described in Section 4 above, shall be forfeited. In addition, except as provided below in this Section 5, all rights in and to any and all Performance Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Equivalent, shall be forfeited upon:

(a)	the Recipient’s involuntary Termination of Employment;

(b)	the Recipient’s voluntary Termination of Employment except following satisfaction of the Age and Service Requirements; or

(c)
a determination by the Committee that the Recipient engaged in Competition (as defined in the Plan) with the Company or other conduct contrary to the best interests of the Company in violation of Article II of this Agreement.

6.    Shareholder Rights; Adjustment of Equivalents.
Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the vesting of a Performance Equivalent, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Performance Equivalents credited to Recipient shall be adjusted in accordance with the provisions of Section VI(F) of the Plan.
7.    Other.
The Company reserves the right, as determined by the Nominating and Executive Compensation Committee of the Board of Directors of the Company (the “Committee”), to convert the Performance Equivalents granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Notwithstanding the foregoing, the Company shall not so convert such Performance Equivalents to the extent such conversion could result in the imposition of negative tax consequences for the Recipient under Code Section 409A. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of Equivalents. Shares of Common Stock tendered as payment of required withholding shall be valued at the Fair Market Value of the Company’s Common Stock on the date such withholding obligation arises.
8.    Code Section 409A.
It is intended that this Award Agreement either be exempt from or comply with the requirements of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if a Recipient is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Recipient as a result of such Recipient’s “separation from service” under this Award Agreement or the Plan during the six-month period immediately following Recipient’s “separation from service” shall be accumulated and paid to the Recipient on the date that is as soon as administratively feasible after six months following such “separation from service”.
9.    Definitions.
Except as otherwise provided below, all defined terms in this Award Agreement shall have the same meaning as such defined term has in the Plan:
Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.
Disability shall mean the Recipient is unable to perform the required duties in relation to their current occupation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
Pro-Rata Portion of Equivalents shall mean a the number of Target Performance Equivalents subject to this Award Agreement multiplied by a fraction, the numerator of which is the number of months in the Performance Period which begins on the date of this Award Agreement and ends on the date of the relevant vesting acceleration event described in Section 4 above, and the denominator of which is the number of months in the Performance Period.
Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, within the meaning of Code Section 409A.
Years of Service shall mean the number of years of service the Recipient is credited with for vesting purposes under any U.S. qualified plan maintained by the Company, regardless of whether the Recipient is a participant in such plan.

ARTICLE II
RECIPIENT COVENANTS
Recipient hereby covenants:
1.    Confidential Information.
By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

2.    Non-Competition.

By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the two (2) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

3.    Non-Solicitation.

During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.    Non-Disparagement.

I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.    Reasonableness.

In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.    Equitable Relief.

(a)
I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.

(b)
I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.

7.    Waiver; Survival of Provisions.

The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

ARTICLE III
OTHER AGREEMENTS
1.    Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.
2.    Clawback and Insider Trading Policy.

The Recipient hereby agrees to be governed and bound by the terms of (i) the Energizer Holdings, Inc. Incentive Compensation Recoupment Policy as adopted by the Board of Directors of the Company on November 16, 2015, as may be amended from time to time, including such provisions therein that govern recoupment of amounts payable pursuant to this Agreement, (ii) the Energizer Holdings, Inc. Insider Trading Policy as adopted by the Board of Directors of the Company on July 1, 2015, as may be amended from time to time, and (iii) any similar policies adopted by the Company or the Board of Directors of the Company from time to time.

3.    Notices.
Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

4.    Entire Agreement.
This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto, except to the extent permitted by the Plan, provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

5.    Waiver.
No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.
6.    Counterparts; Effect of Recipient’s Signature.
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of eleven (11) pages and knowingly and voluntarily accepts all of its terms and conditions.
7.    Effective Date.
This Award Agreement shall be deemed to be effective as of the date executed by the Company below.
IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of and Recipient duly executed this Award Agreement upon Recipient’s electronic acceptance of the award.

ACKNOWLEDGED AND ACCEPTED:        ENERGIZER HOLDINGS, INC.

__________________________________        By: _______________________________
Recipient                         Alan Hoskins
Chief Executive Officer